Chuy’s Holdings, Inc. Provides Business Update
Sales Showing Continued Improvement as Dining Rooms Reopen

AUSTIN, Texas, June 1, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today provided a business update in light of the ongoing impact of COVID-19, including changes in the operating status of its restaurants as a result of changes in restrictions of in-restaurant dining.
With the safety of its employees and guests as its number one priority, the Company has re-opened a majority of its dining rooms as state and local municipalities have announced new guidelines regarding restaurant operations.
For the second quarter through May 24, 2020 comparable restaurant sales decreased approximately 49.8% from the same period last year. Selected weekly comparable restaurant sales and average sales per restaurant data for the second quarter through May 24, 2020 are as follows:

	---------------------------------------- 2Q 2020 ---------------------------------------
	Week Ending
	4/5	4/12	4/19	4/26	5/3	5/10	5/17	5/24
Comparable Restaurant Sales	(60.8)%	(57.4)%	(50.2)%	(52.7)%	(61.0)%	(39.4)%	(45.4)%	(31.3)%
Average Sales per Restaurant	$33,873	$36,440	$42,660	$42,300	$40,200	$57,500	$48,500	$61,630
Number of Restaurants Open	92	92	92	92	92	92	92	92
Number of Opened Dining Rooms (1)	—	—	—	—	—	7	53	74
(1) Represents the dining rooms open as of the end of each week designated. On May 1st we tested reopening of one restaurant.
As a result of the pandemic, the Company transformed its existing take-out and delivery business to a safe and efficient operation for its guests as well as employees and more than tripled its pre-COVID-19 off-premise sales entering the second quarter of 2020. Cinco de Mayo had a favorable impact on our comparable restaurant sales during the week ending May 10th, as it was celebrated a week prior in fiscal 2019.
As the Company has reopened its dining rooms, recent off-premise sales have continued at a rate of more than double pre-COVID-19 levels and the comparable restaurant sales have begun to show a significant improvement over immediately preceding weeks. As of today, 87 of the company’s dining rooms were in operation in varying levels of capacity, while five restaurants continue to operate with enhanced off-premise service only, and nine restaurants remain temporarily closed.
As of May 24, 2020, we had approximately $32 million of cash and cash equivalents as compared to approximately $28 million of cash and cash equivalents as of March 29, 2020. During the eight-week period ended May 24, 2020, we remained current with all of our vendors but deferred a majority of our lease obligations and as allowed under the Coronavirus Aid, Relief, and Economic Security Act deferred the payment of our employer social security taxes. Had we fully paid these expenses during such period, we estimate that we would have had approximately $27 million of cash and cash equivalents as of May 24, 2020.
In response to the business disruption caused by the COVID-19 pandemic, during the eight-week period ended May 24, 2020, we transitioned our restaurants to a more limited menu and a primarily off-premise operating model with reduced labor, operating expenses, marketing and corporate overhead expenses, along with the cancellation or postponement of all non-essential planned capital expenditures. At the end of the eight-week period ended May 24,

2020, we were operating 18 restaurants in to-go only format, 74 with limited dine-in seating and nine were temporarily closed. Based on our operations over this eight-week period, we estimate we achieve positive EBITDA (1) with average weekly sales above approximately $43,000 after taking into account all restaurant operating costs, including rent, and G&A expenses. As we expand our operations by increasing our dine-in capacity and reducing the off-premise operating model for our restaurants, we expect to incur additional restaurant operating expenses and G&A expenses. With the increased expenses resulting from such expanded operations, we estimate we achieve positive EBITDA (1) with average weekly sales above approximately $54,000.

(1)	We define EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, and stock based compensation.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s cash and cash equivalents if it had paid all of its expenses, the Company’s estimates regarding achieving positive EBITDA, expected additional restaurant operating and G&A expenses and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, the actual number of restaurant openings and reopenings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com